Exhibit 99.1

Contacts:	Michael Mitchell (Media)	Chris Jakubik (Investors)
	847-646-4538	847-646-5494
	news@kraft.com	ir@kraft.com

KRAFT FOODS NAMES MICHAEL A. CLARKE PRESIDENT, KRAFT EUROPE

NORTHFIELD, Ill., Dec. 15, 2008 –Kraft Foods Inc. (NYSE: KFT) announced today that Michael A. Clarke has been named President, Kraft Europe, effective in January 2009. Clarke, 44, joins Kraft from The Coca-Cola Company, where he served most recently as President of its Northwest Europe and Nordics business unit. Clarke will be responsible for Kraft’s European business, based in Zurich, Switzerland. He will report to Chairman and CEO Irene Rosenfeld and become a member of the Kraft Executive Team.

“Mike brings a terrific mix of strategic, financial and operating experience,” said Rosenfeld. “I’m confident his experience and strong track record of results will build on our momentum in Europe.”

Sanjay Khosla, President, Kraft International, will continue to lead Kraft’s businesses in developing markets, which are a significant part of Kraft’s future growth, reporting to Rosenfeld. He will also assume expanded responsibilities with leadership oversight for Kraft’s global category teams in snacking and beverages in North America, Europe and developing markets.

Before joining Kraft, Clarke worked for 12 years at Coca-Cola in multiple businesses and geographies, including Europe, the United States and developing markets, where he consistently drove business growth and customer value. Earlier, he had an extensive career with Reebok International in various general management, finance and operations positions in Asia Pacific, Africa and the Middle East. Clarke began his career in accountancy with Deloitte. Clarke earned his bachelor of commerce degree from the University of Cape Town in his native South Africa.

Kraft Foods (www.kraft.com) is the world’s second largest food company with annual revenues of approximately $40 billion and sales in more than 150 countries. For more than a century, we’ve been inspired by consumers to deliver delicious foods that fit the way they live. From American brand icons like Kraft cheeses, dinners and dressings, Maxwell House coffees and Oscar Mayer meats, to global powerhouse brands like Oreo and LU biscuits, Philadelphia cream cheeses, Jacobs and Carte Noire coffees, Tang powdered beverages and Milka, Côte d’Or, Lacta and Toblerone chocolates, we’re proud that our brands deliver millions of smiles a day. Kraft Foods is a member of the Dow Jones Industrial Average, Standard & Poor’s 500, the Dow Jones Sustainability Index and Ethibel Sustainability Index.

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